Exhibit 99.1

JCPENNEY REPORTS FIRST QUARTER FINANCIAL RESULTS

PLANO, Texas, May 15, 2008 -- J. C. Penney Company, Inc. (NYSE:JCP) reported earnings per share from continuing operations of $0.54 for the first quarter ended May 3, 2008, compared to $1.04 in last year’s first quarter.  Net income for the quarter decreased 49.6 percent to $120 million.

“Our financial performance in the first quarter was clearly impacted by the weakened consumer environment,” said Myron E. (Mike) Ullman III, chairman and chief executive officer of JCPenney.  “We are fortunate in this economic climate to have strong financial flexibility, which enables us to continue to deliver a highly compelling shopping experience.  Looking ahead, we will continue to take the necessary actions to align our business plans with the expectation that conditions will remain difficult for the remainder of 2008.  Accordingly, inventory will be managed through appropriate pricing actions on existing merchandise and by reducing our future merchandise commitments to better balance our inventory position with expected sales levels.”

At its April Analyst Meeting, management provided details of its Bridge Plan designed to allow the Company to successfully navigate through the current environment and position itself to benefit when conditions become more favorable.  Including a reduced store opening and renovation plan and rigorous control over operating expenses, the Bridge Plan is focused on balancing the Company’s long-term growth opportunities with the near-term pressures of the consumer environment.

Mr. Ullman said, “We recognize that it is more critical than ever to provide merchandise innovation, smart prices and a great shopping experience that clearly differentiates us from the competition.  To this end, throughout the course of 2008 our customers will see an exceptional array of new brands, such as Decree and Fabulosity in juniors and Linden Street and Dorm Life in home.  Together with the enhanced service our Associates are providing under our new CustomerFIRST initiative, these innovations will reinforce why JCPenney should be their first choice and allow us to increase market share when the environment improves.”

Operating Performance

During the first quarter, total sales decreased 5.1 percent.  Comparable store sales decreased 7.4 percent and were at the favorable end of the Company’s revised guidance for a high-single digit decrease.  Since the first quarter of last year, the Company has opened 54 new and relocated stores, including 11 stores opened in this year’s first quarter.  Although sales weakness was broad-based in terms of merchandise categories and geography, the best merchandise results were in men’s apparel and family footwear, with continued softness in most home categories and fine jewelry.  Geographically, the best performances were in the northeast and central regions.  Internet sales through www.jcp.com increased 8.7 percent on top of an 18 percent increase in last year’s first quarter.

For the quarter, operating income declined 360 basis points to 6.0 percent of sales, reflecting pressure on both gross margin and SG&A expenses.  Gross margin decreased by 150 basis points to 40.0 percent of sales, which reflects the soft sales environment and pricing action taken to clear merchandise in season.  SG&A expenses were well-managed, but were not leveraged.  Expense increases associated with new stores and our CustomerFIRST initiative were largely offset by lower store salary expenses from the use of our jTime workforce management tool.  Including the impacts of depreciation and amortization expense, pre-opening expenses and income from ongoing real estate operations, total operating expenses increased by 210 basis points to 34.0 percent of sales in the quarter.  First quarter operating income was $248 million, compared to last year’s $419 million.

Interest expense for the quarter was $53 million, and the tax rate was 38.5 percent.

Financial Condition

The Company continues to maintain a strong financial position.  As of May 3, 2008, the Company had cash and short-term investments of $1.9 billion and long-term debt of $3.7 billion, including current maturities of approximately $200 million.

Capital expenditures for the first quarter were $269 million, in line with expectations, with the majority of spending related to the construction of new stores and the renovation of existing stores.

Merchandise inventories ended the quarter at $3.7 billion, reflecting increases associated with 54 new stores opened since last year’s first quarter.

Second Quarter Earnings Guidance

Management’s second quarter guidance is as follows:

·	Total sales: decrease low-single digits.
·	Comparable department store sales: decrease mid-single digits.
·	Operating income margin: as a percent of sales, operating income is expected to decline due to pressure on both gross margin and operating expenses.
·	Interest expense: approximately $60 million.
·	Income tax rate: approximately 38 percent.
·	Average diluted shares: approximately 223 million average diluted shares of common stock, including about 1 million common stock equivalents.
·	Earnings per share: approximately $0.38 per share.

Conference Call/Webcast Details

Management will host a live conference call and real-time web cast today, May 15, 2008, beginning at 9:30 a.m. ET.  Access to the conference call is open to the press and general public in a listen only mode.  To access the conference call, please dial (877) 407-0778 and reference the JCPenney Quarterly Earnings Conference Call.  The telephone playback will be available for two days beginning approximately two hours after the conclusion of the call by dialing (877) 660-6853, account code 286, and pass code 284824.  The live web cast may be accessed via JCPenney’s Investor Relations page at www.jcpenney.net, or on www.streetevents.com (for members) and www.earnings.com (for media and individual investors).  Replays of the webcast will be available for up to 90 days after the event.

For further information, contact:

Investor Relations
Bob Johnson; (972) 431-2217; rvjohnso@jcpenney.com
Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com
Kristin Hays; (972) 431-1261; klhays@jcpenney.com

Media Relations
Darcie Brossart or Quinton Crenshaw; (972) 431-3400;
jcpcorpcomm@jcpenney.com

About JCPenney

JCPenney is one of America's leading retailers, operating 1,074 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $19.9 billion in 2007 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's 155,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, consumer spending patterns and debt levels, the cost of goods, trade restrictions, changes in tariff, freight, paper and postal rates, changes in the cost of fuel and other energy and transportation costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	13 weeks ended
	May 3,		May 5,		Inc.
	2008		2007		(Dec.)
STATEMENTS OF OPERATIONS:
Total net sales	$4,127		$4,350		(5.1)%
Gross margin	1,650		1,807		(8.7)%
Operating expenses:
Selling, general and administrative (SG&A)	1,295		1,291		0.3%
Depreciation and amortization	110		100		10.0%
Pre-opening	6		6		0.0%
Real estate and other (income)	(9)		(9)		N	/A
Total operating expenses	1,402		1,388		1.0%
Operating income	248		419		(40.8)%
Net interest expense	53		32		65.6%

Income before income taxes	195		387		(49.6)%
Income tax expense	75		149		(49.7)%
Net income	$120		$238		(49.6)%

Earnings per share - diluted	$0.54		$1.04		(48.1)%

FINANCIAL DATA:
Comparable store sales (decrease)/ increase (1)	(7.4)%		3.4%

Ratios as a % of sales:
Gross margin	40.0%		41.5%
SG&A expenses	31.4%		29.7%
Total operating expenses	34.0%		31.9%
Operating income	6.0%		9.6%
Effective income tax rate	38.5%		38.5%

COMMON SHARES DATA:
Outstanding shares at end of period	222.	0	226.	2
Average shares outstanding (basic shares)	221.	8	225.	8
Average shares used for diluted EPS	223.	0	228.	8

(1) Comparable store sales include jcp.com sales.

J. C. PENNEY COMPANY, INC. SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	May 3,	May 5,
SUMMARY BALANCE SHEETS:	2008	2007
Cash and short-term investments	$1,940	$3,068
Receivables	431	501
Merchandise inventory (net of LIFO reserves of $1 and $8)	3,694	3,497
Prepaid expenses	200	205
Property and equipment, net	5,042	4,294
Prepaid pension	1,548	1,259
Other assets	593	629
Total assets	$13,448	$13,453

Trade payables	$1,307	$1,497
Accrued expenses and other	1,350	1,370
Current maturities of long-term debt	202	410
Long-term debt	3,505	3,706
Long-term deferred taxes	1,289	1,139
Other liabilities	702	809
Total liabilities	8,355	8,931
Stockholders' equity	5,093	4,522
Total liabilities and stockholders' equity	$13,448	$13,453

	13 weeks ended
	May 3,	May 5,
SUMMARY STATEMENTS OF CASH FLOWS:	2008	2007
Net cash (used in)/provided by:
Total operating activities	$(174)	$(29)
Investing activities:
Capital expenditures	(269)	(244)
Total investing activities	(269)	(244)
Financing activities:
Change in debt	(1)	652
Change in stock	-	29
Dividends paid	(87)	(86)
Total financing activities	(88)	595
Cash (paid) for discontinued operations	-	(1)
Net (decrease)/ increase in cash and short-term investments	(531)	321
Cash and short-term investments at beginning of period	2,471	2,747
Cash and short-term investments at end of period	$1,940	$3,068